UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 10, 2008

ALLOY STEEL INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-32875	98-0233941
(State or other jurisdiction of incorporation)	Commission File Number)	IRS Employer Identification No.)

42 MERCANTILE WAY MALAGA
P.O. BOX 3087 MALAGA DC 6945

(Address of principal executive offices)

Registrant’s telephone number, including area code:  +61 8 9248 3188

ITEM 8.01          OTHER EVENTS.

INVESTIGATION OF MINING ACTIVITIES AND PROPOSED JOINT VENTURE OPPORTUNITY IN MONGOLIA

Mr Gene Kostecki, CEO of Alloy Steel International Inc. (AYSI) out of Australia, has recently returned from a fact finding visit to Mongolia where he was the guest of a large scale engineering conglomerate and mineral mining companies.  The visit took Mr. Kostecki to both the city and mining areas so as to get a real "hands-on" appreciation of operating in a country like Mongolia with its harsh and challenging climate.

Located in Central Asia, Mongolia is positioned between Russia to the north and the People's Republic of China to the east, west and south.

The main focus of the visit was to evaluate and to prepare an operational plan to support the mining industry in Mongolia as it relates to plant and equipment maintenance so as to promote longer life wear and hang-up solutions to the industry as a whole.

At present, the majority of the maintenance and wear product replacement has to be undertaken off site, and in fact out of Mongolia, resulting in long logistical delays, and costly inefficient practices.

Alloy Steel was asked to make the site inspections as a result of their world wide reputation as experts in solving wear and hang-up problems together with their expertise in material selections and wear related engineering solutions to the industry.

Alloy Steel is fully committed to establishing a presence in Mongolia and is in the last stages of finalizing a joint venture negotiation with Geomandal. Geomandel is a recognized and organized conglomerate having headquarters in Mongolia and specializes in construction, engineering design, and mining support services.  It is anticipated that Alloy Steel will have a holding of 60% in the joint venture and nominate 3 of the 5 members of the Board of Directors.

The new entity will be responsible for the supply of ArcoplateTM in the area and also support service centers in strategic areas which will established or upgraded to maintain both fixed plant and mobile equipment at each major mine site.

Strong interest has been forthcoming from major companies already operating in Mongolia as they can realize a real tangible benefit in the Alloy Steel product and what it offers to both them and their customers.

Companies mining in Mongolia include organizations such as BHP Billiton, Rio Tinto, Ivanhoe Mines and Centerra Gold amongst others.

Mongolia holds great promise and is strategically placed between Russia and China for future dynamic development and will become one of the largest mineral producers of this century.

Mr Kostecki has been asked to carry out an audit on the condition of the in-situ and mobile mining equipment on certain mine sites, and make technical and commercial recommendations / solutions as to ongoing maintenance and hang-up solutions for these sites.

It is proposed this audit will commence in July 2008.

It is anticipated the joint venture will commence commercial operations in early 2009.  This will allow time to comply with Government regulations and obtain the necessary licenses, and will be after the severe Mongolian winter season.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOY STEEL INTERNATIONAL, INC.

Date: June 10, 2008	By: /s/ Alan Winduss

Name: Alan Winduss
Its: Chief Financial Officer